Exhibit 99.1

Genworth Financial Reports Third Quarter 2005 Earnings

	Three months ended September 30th, (Unaudited)
	2005		2004
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net earnings	$307	$0.64	$271	$0.55
Net operating earnings	$311	$0.65	$269	$0.55
Weighted average diluted shares	481.1		490.4

Richmond, VA (October 25, 2005) – Genworth Financial, Inc. (NYSE: GNW) reported net earnings for the third quarter of 2005 of $307 million, or $0.64 per diluted share as compared with net earnings for the third quarter of 2004 of $271 million, or $0.55 per diluted share. The current quarter included earnings of $24 million, or $0.05 per diluted share related to bond calls, mortgage loan prepayments and partnership earnings.

Net operating earnings for the third quarter of 2005 were $311 million, or $0.65 per diluted share, as compared with net operating earnings of $269 million or $0.55 per diluted share in the third quarter of 2004.

“Genworth’s earnings and sales results in the quarter demonstrate the success of our growth initiatives and continued disciplined execution,” said Michael D. Fraizer, chairman and chief executive officer. “We are growing our life insurance franchise at a strong pace, increasing assets under management in our retirement income business and building a significant international mortgage insurance revenue pipeline.”

Third Quarter Highlights

•	Term life sales increased to $38 million, up 46 percent over the prior year quarter and 12 percent sequentially driven by competitive pricing, distribution reach and service initiatives.

•	Sales of income distribution series products (1) increased 41 percent over the prior year quarter to $99 million. In October, the company launched a guaranteed income for life rider, expanding the income distribution series to address additional consumer needs for income and liquidity.

(1)	Income distribution series products are comprised of the company’s retirement income annuity product and three variable annuity riders that provide similar income features. The term does not include immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s financial supplement.

•	International growth platforms continued to expand in the quarter. Payment protection insurance sales grew 14 percent as compared with the prior year quarter from increased penetration of existing customers and activation of new clients. The business launched platforms in two additional countries during the quarter bringing the year-to-date new countries to four. International mortgage insurance achieved strong sales growth in Australia and Europe as new insurance written (NIW) increased to $21 billion, up 59 percent from the third quarter of 2004, including $1.3 billion of favorable foreign exchange (FX). Genworth also entered the mortgage insurance market in Japan.

•	Domestic mortgage insurance flow NIW grew 22 percent over the third quarter of 2004 from clear progress in penetrating additional distribution channels and sales of recently introduced products.

•	Long term care (LTC) results remained stable in the face of an ongoing market transition. Genworth entered the group long term care market for small and mid-sized companies to expand access to younger consumers with lower price points.

•	General Electric (GE) reduced its ownership of Genworth to 27 percent with its sale of 116 million shares of Genworth stock; a highly successful offering that increased 25 percent in size from announcement to pricing. As a result, Genworth is no longer a consolidated subsidiary of GE.

•	During the quarter, Genworth increased its quarterly common stock dividend by 15 percent to $0.075 per share. The company also issued $350 million of 10-year debt taking advantage of low interest rates to retire outstanding commercial paper.

•	Mark W. Griffin was recently appointed as the company’s new chief investment officer. Mark previously served as the company’s chief risk officer and acting chief investment officer.

2005 Outlook

“We are increasing our outlook for 2005 operating earnings per share to $2.40 to $2.50,” said Fraizer. “This outlook incorporates the positive investment items we saw this quarter along with anticipated seasonal increases in mortgage insurance delinquencies in the fourth quarter.”

Segment Results

Segment net operating earnings presented below are equivalent to net earnings for all segments except Corporate and Other. For a reconciliation of the Corporate and Other segment net operating earnings to GAAP net earnings, see the disclosure at the end of this release.

Segment Net Operating Earnings (Unaudited)

Protection Net operating earnings (in millions)	Q3 05	Q3 04
Life	$73	$61
Long-term care	41	43
Payment protection	23	21
Group	8	10

Total Protection	$145	$135

Sales (in millions)	Q3 05	Q3 04
Life	$57	$36
Long-term care	41	39
Payment protection	454	397
Group	37	39

Total Protection	$589	$511

Protection net operating earnings increased 7 percent to $145 million in the third quarter primarily from growth in the life insurance business. Life operating earnings reflected double-digit new business growth and sound in-force performance including mortality that was favorable to pricing. Long term care net operating earnings declined $2 million to $41 million mainly from lower experience gains on reinsured blocks. Payment protection operating earnings grew 10 percent from new business growth and a lower effective tax rate, partially offset by additional expense for investments in new growth platforms.

Sales of term life increased 46 percent to $38 million over the prior year quarter from ongoing competitive pricing, expanded distribution reach and service initiatives. During the quarter, Genworth completed its fifth capital markets securitization, funding an additional $300 million of reserves. Total universal life sales increased 90 percent to $19 million reflecting a 15 percent growth in annual premiums and a three-fold increase in excess premiums. LTC sales were flat as compared with both the prior year and previous quarters as the market continued to transition. Payment protection sales increased 14 percent over third quarter of 2004 from increased penetration of existing customers and activation of new clients.

Retirement Income & Investments Net operating earnings (in millions)	Q3 05	Q3 04
Spread-based retail	$39	$24
Fee-based	14	12
Spread-based institutional	6	4

Total RI&I	$59	$40

Sales (in millions)	Q3 05	Q3 04
Spread-based retail	$618	$929
Fee-based	673	521
Spread-based institutional	1,081	580

Total RI&I	$2,372	$2,030

Assets Under Management (1)	$39,010	$34,509

Retirement Income and Investments net operating earnings grew $19 million to $59 million for the third quarter of 2005 with growth across all product lines. Results included $10 million related to bond calls and mortgage loan prepayments. Spread-based retail net operating earnings increased $15 million as a result of 8 percent growth in assets under management, improved spreads and higher bond calls and mortgage loan prepayments versus the third quarter of 2004.

Net operating earnings for fee-based products increased 17 percent over the prior year quarter to $14 million from a 48 percent increase in assets under management. Spread-based institutional earnings grew to $6 million as a result of improved spreads.

Fee-based product sales increased 29 percent over the third quarter of 2004 to $673 million through broadened distribution and product offerings. Sales of income distribution series products increased considerably compared to the prior year quarter, up 41 percent to $99 million. Spread-based retail sales in the current quarter declined 33 percent associated primarily with a drop in fixed annuity sales as a flattening yield curve made alternative short-term investment products more attractive and the business maintained pricing discipline. Spread-based institutional product sales increased to $1.1 billion.

(1)	Assets under management represent account values, net of reinsurance, and managed third party assets.

Mortgage Insurance Net operating earnings (in millions)	Q3 05	Q3 04
International	$68	$50
United States	58	52

Total Mortgage Insurance	$126	$102

Sales (in billions)	Q3 05	Q3 04
International	$21.0	$13.2
United States	7.2	6.2

Total Mortgage Insurance	$28.2	$19.4

International mortgage insurance net operating earnings increased 36 percent over the third quarter of 2004 to $68 million from solid revenue growth partially offset by investment in new markets. In the quarter a $3 million after tax favorable loss reserve development and a $3 million after tax adjustment to paid claims reduced the reported loss ratio to 8 percent from an underlying loss ratio of 17 percent. Net operating earnings included $5 million of favorable FX. International NIW grew 59 percent over the prior year period to $21 billion from ongoing account penetration and favorable market conditions in Australia and Europe. NIW included $1.3 billion of foreign exchange benefit.

U.S. mortgage insurance net operating earnings increased to $58 million for the third quarter of 2005 and included $9 million of tax benefits and a $3 million favorable reserve adjustment in our prime bulk business. Total paid claims declined $3 million from the prior year quarter. On a sequential basis, delinquencies increased in line with seasonal patterns, but this impact was offset by a reduction in loss reserves from a mix shift in reported delinquencies. Expenses increased in the quarter primarily from higher contract underwriting volumes and $3 million after-tax from unusual items. Persistency dropped to 59 percent in the quarter from ongoing low interest rates and home price appreciation; consequently, we lowered our persistency estimate for the full year and accelerated DAC amortization of $4 million after-tax. U.S. NIW increased $1 billion from a 22 percent increase in flow NIW. This improvement marks progress in penetrating additional distribution channels and it includes approximately $800 million of sales for our recently introduced HomeOpenersSM products.

Corporate and Other (in millions)	Q3 05	Q3 04
Net operating loss	$(19)	$(8)

The Corporate and Other segment net operating loss was $19 million in the current quarter as compared with a net operating loss of $8 million in the third quarter of 2004. This decline was largely the result of higher public company expenses and taxes versus the prior year period. Partially offsetting these items was $10 million higher net earnings in the current period from bond calls, mortgage loan prepayments and partnership income.

Stockholders’ interest as of September 30, 2005 was $13.3 billion, or $28.31 per share. Stockholders’ interest, excluding accumulated non-owner changes, as of September 30, 2005 was $11.6 billion. Book value per share, excluding accumulated other comprehensive income, increased to $24.67 as of September 30, 2005, compared with $24.10 as of June 30, 2005.

Conference Call Information

Genworth will conduct a conference call on October 26 from 10 a.m. to 11 a.m. (EDT) to discuss third quarter results and business outlook.

The conference call will be accessible via telephone and the Internet. The earnings release and financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials. The web cast will be available at www.genworth.com. To access the call by telephone, dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.), access code “Genworth”. A replay of the call will be available from 1 p.m. EDT on October 26 through November 9, 2005 at 1-888-286-8010 or 1-617-801-6888 (outside the U.S.), access code 56584034. The call will also be replayed at the company’s website during this same time period.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as net earnings from continuing operations, excluding after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and infrequent or unusual non-operating items. There were no infrequent or unusual non-operating items excluded from net operating earnings for the periods presented in this press release.

Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release provides a reconciliation of net earnings to net operating earnings (as defined above) for the three months ended September 30, 2005 and 2004.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings from continuing operations presented in accordance with GAAP.

From time to time the company also references the non-GAAP financial measure entitled “operating return on equity” or “operating ROE”. The company defines operating ROE as net operating earnings divided by average stockholders’ interest, excluding accumulated non-owner changes in average stockholders’ interest (commonly referred to as accumulated other comprehensive income (AOCI)). Management believes that analysis of operating ROE enhances understanding of the efficiency with which the company deploys its capital. However, operating ROE as defined by the company should not be viewed as a substitute for GAAP net earnings divided by average stockholders’ interest. Due to the unpredictable nature of net operating earnings and average stockholders’ interest excluding AOCI, the company is unable to reconcile its outlook for operating ROE to GAAP net earnings divided by average stockholders’ interest.

All net realized investment gains (losses) are reflected in the Corporate and Other segment and are not reflected in the results of any of the company’s other segments. As a result, the segment results contained in this press release are presented on a net operating earnings basis, which is the same as net earnings from continuing operations before accounting change under GAAP for all segments, except Corporate and Other segment. For a reconciliation of net operating earnings for Corporate and Other segment to net earnings presented in accordance with GAAP, see the table at the end of this press release. The term “net operating loss” as used in this press release is also a non-GAAP financial measure and has an analogous meaning to “net operating earnings.”

Definition of Sales

The term “sales” as used in this financial supplement means (1) all anticipated premiums and deposit receipts during the first twelve contract months from all contracts sold during the quarter for term life insurance, long-term care insurance, and group life and health insurance; (2) new and additional premiums/deposits for universal life insurance, spread-based and variable products; (3) new deposits for managed assets; (4) written premiums gross of reinsurance and cancellations for payment protection insurance; and (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•	Risks relating to our businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in our financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquidity of investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, defaults by counterparties, foreign exchange rate fluctuations, regulatory restrictions on our operations and changes in applicable laws and regulations, legal or regulatory actions or investigations, political or economic instability, the failure or any compromise of the security of our computer systems and the occurrence of natural or man-made disasters;

•	Risks relating to our Protection and Retirement Income and Investments segments, including unexpected changes in mortality, morbidity and unemployment rates, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, the failure of demand for long-term care insurance to increase as we expect and changes in tax and securities laws;

•	Risks relating to our Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, increased regulatory scrutiny of Fannie Mae and Freddie Mac resulting in possible regulatory changes, decreases in the volume of high loan-to-value mortgage originations, increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions, insufficiency of premium rates to compensate us for risks associated with mortgage loans bearing high loan-to-value ratios, increases in the use of captive reinsurance in the mortgage insurance market, changes in the demand for mortgage insurance that could arise as a result of efforts of large mortgage investors, legal or regulatory actions or investigations under applicable laws and regulations, including the Real Estate Settlement Practices Act and the Federal Fair Credit Reporting Act, potential liabilities in connection with contract underwriting services and growth in the European mortgage insurance market that is lower than we expect; and

•	Risks relating to our separation from GE, including the loss of benefits associated with GE’s brand and reputation, our need to establish our new Genworth brand identity quickly and effectively, the lack of comparability between our financial information for periods before the IPO and for periods after the IPO, the possibility that we will not be able to replace services previously provided by GE on terms that are at least as favorable, the possibility that in certain circumstances we will be obligated to make payments to GE under our tax matters agreement even if our corresponding tax savings either are delayed or never materialize, the possibility that in the event of a change in control of our company we would have insufficient funds to meet accelerated obligations under the tax matters agreement, GE’s control over certain tax matters that could have an impact on us, potential conflicts of interest with GE and GE’s engaging in the same type of business as we do in the future.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 24 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

# # #

Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Neal McGarity, 804.662.2534
neal.mcgarity@genworth.com

STATEMENT OF EARNINGS INFORMATION

(Amounts in millions, except per share data)

(Unaudited)

	Three months ended September 30,
	2005	2004
Revenues:
Premiums	$1,547	$1,523
Net investment income	902	785
Net realized investment (losses) gains	(7)	3
Policy fees and other income	186	159

Total revenues	2,628	2,470

Benefits and expenses:
Benefits and other changes in policy reserves	1,026	1,034
Interest credited	364	328
Underwriting, acquisition and insurance expenses, net of deferrals	506	411
Amortization of deferred acquisition costs and intangibles	217	230
Interest expense	72	60

Total benefits and expenses	2,185	2,063

Earnings from continuing operations before income taxes and accounting change	443	407
Provision for income taxes	136	136

Net earnings	$307	$271

Net earnings per common share:
Basic	$0.65	$0.55

Diluted	$0.64	$0.55

Weighted-average common shares outstanding:
Basic	470.7	489.6

Diluted	481.1	490.4

RECONCILIATION OF NET EARNINGS TO NET OPERATING EARNINGS

(Amounts in millions, except per share data)

(Unaudited)

	Three months ended September 30,
	2005	2004
Net earnings	$307	$271
Net realized investment losses (gains), net of taxes	4	(2)

Net operating earnings	$311	$269

Net earnings per common share:
Basic	$0.65	$0.55

Diluted	$0.64	$0.55

Net operating earnings per common share:
Basic	$0.66	$0.55

Diluted	$0.65	$0.55

Weighted-average common shares outstanding:
Basic	470.7	489.6

Diluted	481.1	490.4

RECONCILIATION OF CORPORATE AND OTHER SEGMENT NET LOSS TO

NET OPERATING LOSS

(Amounts in millions)

(Unaudited)

	Three months ended September 30,
	2005	2004
Segment net loss	$(23)	$(6)
Net realized investment losses (gains), net of taxes	4	(2)

Segment net operating loss	$(19)	$(8)